                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                 Teradyne, Inc.
                (Name of Registrant as Specified In Its Charter)

                                 Teradyne, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11:

   4) Proposed maximum aggregate value of transaction:

   Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid: $125

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:
- --------------------------------------------------------------------------------

                                 TERADYNE, INC.
                              321 HARRISON AVENUE
                          BOSTON, MASSACHUSETTS 02118

- -------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
- -------------------------------------------------------------------------------

TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of Teradyne, Inc., a Massachusetts corporation (the "Corporation"), will be held on Wednesday, May 24, 1995, at 10:00 A.M., at The First National Bank of Boston, 100 Federal Street (First Floor), Boston, Massachusetts, for the following purposes:

          1. To elect three members to the Board of Directors to serve for a three-year term as Class III Directors.

          2. To approve a proposal to amend the Corporation's Restated Articles of Organization to authorize an increase in the authorized Common Stock, par value $.125 per share, of the Corporation from 75,000,000 to 125,000,000 shares.

          3. To ratify the selection of the firm of Coopers & Lybrand L.L.P. as auditors for the fiscal year ending December 31, 1995.

          4. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Shareholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on April 7, 1995, the record date fixed by the Board of Directors for such purpose.

                                            By Order of the Board of Directors,

                                            RICHARD J. TESTA, Clerk

April 20, 1995

                            ------------------------

         SHAREHOLDERS ARE REQUESTED TO SIGN THE ENCLOSED PROXY CARD AND
           RETURN IT IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL.

                                 TERADYNE, INC.
                              321 HARRISON AVENUE
                          BOSTON, MASSACHUSETTS 02118

                                ---------------

                                PROXY STATEMENT

                                 APRIL 20, 1995

     Proxies in the form enclosed with this proxy statement ARE SOLICITED BY THE BOARD OF DIRECTORS OF TERADYNE, INC. (the "Corporation") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 24, 1995, at 10:00 A.M., at The First National Bank of Boston, 100 Federal Street (First Floor), Boston, Massachusetts.


     Only shareholders of record as of the close of business on April 7, 1995 (the "Record Date"), will be entitled to vote at the Annual Meeting and any adjournments thereof. As of the Record Date, 37,171,014 shares (excluding treasury shares) of Common Stock of the Corporation were issued and outstanding. Each share outstanding as of the Record Date will be entitled to one vote, and shareholders may vote in person or by proxy. Execution of a proxy will not in any way affect a shareholder's right to attend the Annual Meeting and vote in person. Any shareholder delivering a proxy has the right to revoke it only by written notice to the Clerk delivered at any time before it is exercised, including at the Annual Meeting.


     The persons named as attorneys in the proxies are officers and directors of the Corporation. All properly executed proxies returned in time to be cast at the Annual Meeting will be voted. With respect to the election of Directors, any shareholder submitting a proxy has a right to withhold authority to vote for any individual nominee by writing that nominee's name in the space provided on the proxy. The proxies will be voted as stated below under "Election of Directors." In addition to the election of Directors, the shareholders will consider and vote upon proposals (i) to amend the Corporation's Restated Articles of Organization to increase the amount of the Corporation's authorized Common Stock, par value $.125 per share, from 75,000,000 to 125,000,000 shares and (ii) to ratify the selection of auditors. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR if no specification is indicated.

     A majority in interest of the outstanding shares represented at the meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by shareholders entitled to vote at the meeting. On all other matters being submitted to shareholders, an affirmative vote of at least a majority of the shares present, or represented, and entitled to vote at the meeting is required for approval. An automated system administered by the Corporation's transfer agent tabulates the votes. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each separate matter. Broker "non-votes" are not so included.

     The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

     An Annual Report to Shareholders, containing financial statements for the fiscal year ended December 31, 1994, has been mailed to all shareholders entitled to vote at the Annual Meeting. This proxy statement and the accompanying proxy were first mailed to shareholders on or about April 20, 1995.

                             ELECTION OF DIRECTORS

     The Corporation's Board of Directors is divided into three classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The present term of office for the directors in Class III expires at the Annual Meeting. The nominees for election as Class III directors are Messrs. Mulroney, Robbins and Testa, each of whom was elected at the Annual Meeting of Shareholders held May 28, 1992. If re-elected, the Class III nominees will hold office until the Annual Meeting of Shareholders to be held in 1998, and until their successors shall have been elected and shall have been qualified. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual nominee will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the Class III nominees. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or the Board of Directors will fix the number of directors at a lesser number. Mr. Johnson, currently a Class II director, has informed the Board of Directors that he will resign from the Board of Directors effective as of May 24, 1995.

     The following table sets forth the nominees to be elected at the Annual Meeting and the other current directors, the year each nominee or director was first elected a director, the principal occupation of each of the nominees and directors during the past five years, and the ages of each of the nominees and directors.

                                                   PRINCIPAL OCCUPATION
     NOMINEE'S OR DIRECTOR'S NAME                 AND BUSINESS EXPERIENCE                YEAR
     AND YEAR NOMINEE OR DIRECTOR                     DURING THE LAST                  TERM WILL
        FIRST BECAME DIRECTOR                           FIVE YEARS                   EXPIRE/CLASS
- --------------------------------------    ----------------------------------         ------------
Alexander V. d'Arbeloff...............    Chairman of the Board of Directors
     1960                                 and President(1)                              1996/I
Edwin L. Artzt........................    Director(2)                                   1996/I
     1987
Albert Carnesale......................    Director(3)                                   1997/II
     1993
Daniel S. Gregory.....................    Director(4)                                   1996/I
     1977
Dwight H. Hibbard.....................    Director(5)                                   1997/II
     1983
Franklin P. Johnson, Jr...............    Director(6)                                   1997/II
     1974
John P. Mulroney......................    Director(7)                                   1995/III
     1983
James A. Prestridge...................    Executive Vice President(8)                   1997/II
     1992

                                                   PRINCIPAL OCCUPATION
     NOMINEE'S OR DIRECTOR'S NAME                 AND BUSINESS EXPERIENCE                YEAR
     AND YEAR NOMINEE OR DIRECTOR                     DURING THE LAST                  TERM WILL
        FIRST BECAME DIRECTOR                           FIVE YEARS                   EXPIRE/CLASS
- --------------------------------------    ---------------------------------          ------------
Owen W. Robbins.......................    Executive Vice President(9)                  1995/III
     1992
Richard J. Testa......................    Director, Secretary and Clerk(10)            1995/III
     1973

- ---------------

 (1) Mr. d'Arbeloff, 67, has been Chairman of the Board of Directors since 1977, President of the Corporation since 1971 and a director since 1960. Mr. d'Arbeloff is also a director of Stratus Computer, Inc., BTU International, Inc. and PRI Automation, Inc.

 (2) Mr. Artzt, 65, has served as Chairman of the Board of Directors and Chief Executive Officer of the Procter & Gamble Corporation since 1990. Prior to that time, he served as director, Vice Chairman of the Board of Directors and President of Procter & Gamble International. Mr. Artzt is also a director of GTE Corporation, Delta Air Lines, Inc. and the American Express Company.

 (3) Mr. Carnesale, 58, has served as the Dean of the John F. Kennedy School of Government since 1991 and has served as Provost of Harvard University since July 1994. Mr. Carnesale has served as Professor of Public Policy at the John F. Kennedy School of Government since 1974. Mr. Carnesale is also a director of Environment Corp.

 (4) Since January 1992, Mr. Gregory, 66, has been a General Partner of various Greylock partnerships. From January 1991 to January 1992, Mr. Gregory served as the Secretary of the Executive Office of Economic Affairs for the Commonwealth of Massachusetts. Prior to January 1991, Mr. Gregory served as Chairman of Greylock Management Corporation.

 (5) Mr. Hibbard, 71, Chairman of Cincinnati Bell Inc., served as Chief Executive Officer and Chairman of Cincinnati Bell Inc. from 1984 to October 1993.

 (6) Mr. Johnson, 66, has been a venture capitalist since 1962 and a General Partner of Asset Management Partners, a venture capital limited partnership since 1984. He is also a director of AmGen, Inc., Boole and Babbage, Inc., Tandem Computers Incorporated, IDEC Pharmaceuticals Corporation and Trinzic Corp. Mr. Johnson, currently a Class II director, has informed the Board of Directors that he will resign from the Board of Directors effective as of May 24, 1995.

 (7) Mr. Mulroney, 59, has served as Chief Operating Officer and President of Rohm & Haas Co. since 1986. He is a director of Rohm & Haas Co. and Aluminum Co. of America.

 (8) Mr. Prestridge, 63, has served as Executive Vice President and director of the Corporation since 1992. From 1982 to 1992, he served as Vice President of the Semiconductor Test Group of the Corporation.

 (9) Mr. Robbins, 65, has served as Executive Vice President and director of the Corporation since 1992. From 1977 to 1992, he served as Vice President of the Corporation.

(10) Mr. Testa, 55, has been a partner at the law firm of Testa, Hurwitz & Thibeault since 1973. Testa, Hurwitz & Thibeault serves as general counsel to the Corporation.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     The Board of Directors of the Corporation met four times and took action by unanimous written consent one time during the fiscal year ended December 31, 1994. The Audit and Finance Committee, which oversees the accounting and financial functions of the Corporation, including matters relating to the appointment and activities of the Corporation's independent auditors, met three times during 1994. Messrs. Carnesale, Gregory and Mulroney are currently members of the Audit and Finance Committee. The Management Compensation and Development Committee (the "Compensation Committee"), which determines the compensation of the Corporation's executive officers and administers the Corporation's stock option and certain other benefit plans, met three times during 1994. Messrs. Artzt, Hibbard, Johnson and Testa are currently members of the Compensation Committee. The Board Composition and Agenda Committee, which acts, in part, as the Corporation's nominating committee, and is responsible for recommending individuals to be nominated for election to the Board of Directors and recommending the time, location and agenda of the meetings of the Board of Directors, did not meet during 1994. Messrs. Artzt, d'Arbeloff, Mulroney and Prestridge are currently members of the Board Composition and Agenda Committee. Shareholders wishing to suggest nominees for election to the Board of Directors should direct such suggestions to the Clerk of the Corporation at the Corporation's principal address in accordance with the nomination procedure set forth in the Corporation's By-Laws. All directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board on which they served, except for Mr. Artzt.

DIRECTOR COMPENSATION

     All non-employee directors are compensated at the rate of $15,000 per year and $1,500 per meeting attended, plus reimbursement of reasonable expenses. The per meeting compensation of non-employee directors was increased from $1,000 per meeting to $1,500 per meeting in August 1994. Directors who are employees of the Corporation receive no compensation in their capacity as a director. See also "1987 Non-Employee Director Stock Option Plan."

1987 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     The 1987 Non-Employee Director Stock Option Plan (the "1987 Plan") was adopted by the Board of Directors of the Corporation on March 12, 1987 and approved by the shareholders on May 8, 1987. The 1987 Plan is administered by the Compensation Committee. However, the time of grant, number of shares granted, exercise price and vesting schedule are established by the terms of the 1987 Plan and are not subject to the discretion of the Compensation Committee or any person. Only non-employee directors may participate in the 1987 Plan.

     Under the 1987 Plan, all new non-employee directors elected after January 1, 1992 receive an automatic grant of an option to purchase 10,000 shares of Common Stock. An additional annual grant of 5,000 shares is automatically made to each non-employee director on the date of the first meeting of the Board of Directors in each year. All options are non-statutory stock options, have an exercise price equal to the fair market value on the date of grant, vest annually at the rate of 25% and have a term of five years. Unless terminated sooner, the 1987 Plan will terminate on March 12, 1997.

     The 1987 Plan authorizes the issuance of a maximum of 400,000 shares of Common Stock, subject to adjustment for capital changes. On December 31, 1994, options to purchase 168,750 shares of the Corporation's Common Stock under the 1987 Plan were outstanding at a weighted average exercise price of $17.46.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth as of April 7, 1995 information relating to the beneficial ownership of the Corporation's Common Stock by each Director, each executive officer named in the Summary Compensation Table on page 8, and by all directors and executive officers as a group.



                                                                  AMOUNT AND
                                                                   NATURE OF      PERCENT OF
                                  NAME                          OWNERSHIP(1)(2)     CLASS
                                  ----                          ---------------   ----------
          Alexander V. d'Arbeloff+............................     1,147,286(3)      3.1%
          George V. d'Arbeloff+...............................        18,186         *
          Edwin L. Artzt......................................        16,375         *
          Albert Carnesale....................................         3,950         *
          Daniel S. Gregory...................................        14,648         *
          Dwight H. Hibbard...................................        12,700(4)      *
          Franklin P. Johnson, Jr.............................        44,100(5)      *
          John P. Mulroney....................................        16,165         *
          James A. Prestridge.................................        68,154(6)      *
          Owen W. Robbins.....................................        77,020         *
          George W. Chamillard................................        51,430         *
          Richard J. Testa....................................         7,250         *
          All executive officers and directors as a
            group (19 persons)(7).............................     1,708,233         4.5%


[FN]
- ---------------

    * less than 1%
    + Mr. Alexander d'Arbeloff and Mr. George d'Arbeloff are brothers.
  (1) Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares.
  (2) Includes shares of Common Stock which have not been issued but which are subject to options which either are presently exercisable or will become exercisable within 60 days, as follows: Mr. Alexander d'Arbeloff, 98,000 shares; Mr. George d'Arbeloff, 7,600 shares; Mr. Prestridge, 34,600 shares; Mr. Robbins, 44,600 shares; Mr. Chamillard, 37,200 shares; each non-employee director of the Corporation (except Mr. Carnesale, Mr. Gregory and Mr. Testa), 12,500 shares; Mr. Carnesale 3,750 shares; Mr. Gregory, 7,500 shares; Mr. Testa, 1,250 shares;
      all directors and executive officers as a group, 466,000 shares.
  (3) Includes 67,404 shares of Common Stock held by Mr. d'Arbeloff's wife and 5,600 shares of Common Stock held in trust for the benefit of Mr. d'Arbeloff's children, as to all of which shares Mr. d'Arbeloff disclaims beneficial ownership. Also includes 75,000 shares owned by The d'Arbeloff Foundation, a private charitable foundation of which Mr. d'Arbeloff is the founder and a co-trustee, as to all of which shares Mr. d'Arbeloff disclaims beneficial ownership.
  (4) Includes 100 shares of Common Stock held by Mr. Hibbard's wife, as to all of which shares Mr. Hibbard disclaims beneficial ownership.
  (5) Includes 8,000 shares of Common Stock held in trust for the benefit of Mr. Johnson's wife and children, as to all of which shares Mr. Johnson disclaims beneficial ownership.

  (6) Includes 28,554 shares of Common Stock held in a living trust for the benefit of Mr. Prestridge and his wife.
  (7) The group is comprised of the individuals named in the Summary Compensation Table on page 8, the remaining executive officers of the Corporation, and those persons who were directors of the Corporation on April 7, 1995. Includes 466,000 shares which the directors and executive officers as a group have the right to acquire by exercise of stock options granted under the Corporation's stock plans. In addition, includes 84,104 shares held by family members of executive officers and directors, as to which shares the applicable officer or director disclaims beneficial ownership.


     Based on a review of the forms and written representations received by the Corporation pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Corporation believes that during the fiscal year January 1, 1994 through December 31, 1994, the directors and executive officers complied with all applicable Section 16 filing requirements.

     Listed below are certain persons who to the knowledge of the Corporation own beneficially, as of the dates indicated below, more than five percent of the Corporation's Common Stock outstanding at such dates.

                       NAME AND ADDRESS                 AMOUNT AND NATURE    PERCENT OF
                     OF BENEFICIAL HOLDER                  OF OWNERSHIP         CLASS
                     --------------------               ------------------   -----------
        AIM Management Group Inc......................       2,186,300(1)         5.9%
          P.O. Box 4333
          Houston, Texas
        FMR Corp......................................       4,337,300(2)        11.8%
          82 Devonshire Street
          Boston, Massachusetts
        Norwest Corporation...........................       2,253,425(3)         6.1%
          Norwest Center
          Sixth and Marquette
          Minneapolis, Minnesota

[FN]
- ---------------

(1) According to Schedule 13G dated February 3, 1995. As of such date, AIM Management Group Inc. had shared voting power as to 2,186,300 shares and shared dispositive power as to 2,186,300 shares with its wholly owned subsidiaries, AIM Advisors, Inc. ("AIM Advisors") and AIM Capital Management Inc. ("AIM Capital"). This number includes 758,800 shares beneficially owned by AIM Advisors as a result of its serving as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the "1940 Act"); 1,425,000 shares beneficially owned by AIM Advisors and AIM Capital as a result of their serving as investment advisor and subadvisor, respectively, to investment companies registered under
    Section 8 of the 1940 Act; and 2,500 shares beneficially owned by AIM Capital as a result of its serving as investment manager for various private investment accounts. AIM Management Group Inc. has shared voting and dispositive power with respect to all the shares it beneficially owns.


(2) According to Schedule 13G dated February 14, 1995. As of such date, FMR Corp. beneficially owned 4,337,300 shares of the Common Stock of the Corporation. This number includes 4,208,700 shares beneficially owned by Fidelity Management & Research Company ("Fidelity Management"), as a result of its serving as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940 and as investment adviser to certain other funds which are generally offered to limited groups of investors; 24,300 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as trustee or managing agent for various private investment accounts, primarily employee benefit plans, and as investment adviser to certain other funds which are generally offered to limited groups of investors; and 104,300 shares beneficially owned by Fidelity International Limited, as a result of its serving as investment adviser to various non-U.S. investment companies. The ownership of one investment company, Fidelity Magellan Fund, amounted to 3,604,700 shares of the Common Stock of the Corporation. Edward C. Johnson 3d and FMR Corp., through control of Fidelity Management, each has sole power to dispose of 4,208,700 shares of the Common Stock of the Corporation. FMR Corp. has sole voting power with respect to 128,600 shares and sole dispositive power with respect to 4,337,300 shares. Fidelity International Limited has sole voting and dispositive power with respect to all the shares it beneficially owns.

(3) According to Schedule 13G dated January 31, 1995. As of such date, Norwest Corporation ("Norwest") had sole voting power as to 2,113,325 shares, shared voting power as to 10,800 shares, sole dispositive power as to 2,252,225 shares and shared dispositive power as to 900 shares. The 2,253,425 shares beneficially owned by Norwest include 2,218,925 shares beneficially owned by Norwest Colorado, Inc. through its subsidiaries, of which 2,218,775 shares are deemed to be beneficially owned by Norwest Bank Colorado, National Association. Shares held by Norwest and its subsidiaries are held in a fiduciary capacity. Accordingly, Norwest and its subsidiaries disclaim beneficial ownership of such shares.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the compensation received by the Chief Executive Officer and the four other most highly compensated executive officers of the Corporation for the three fiscal years most currently ended.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                         AWARDS(3)
                                                                      ----------------
                                            ANNUAL COMPENSATION          SECURITIES
                NAME AND                 --------------------------      UNDERLYING        ALL OTHER
           PRINCIPAL POSITION            YEAR   SALARY(1)  BONUS(2)   OPTIONS/SARS(#)    COMPENSATION
- ---------------------------------------- -----  --------   --------   ----------------   -------------
Alexander V. d'Arbeloff................. 1994   $294,546   $378,593        40,000           $30,151
  Chairman of the                        1993    288,768    289,665        45,000            10,047
  Board of Directors                     1992    288,768    258,491        40,000             6,866
  and President
Owen W. Robbins......................... 1994    211,512    214,690        30,000            19,353
  Executive Vice                         1993    207,360    163,381        34,000            10,047
  President                              1992    207,360    145,183        25,000             6,866
James A. Prestridge..................... 1994    211,512    214,690        30,000            19,105
  Executive Vice                         1993    201,360    158,652        34,000            10,047
  President                              1992    201,360    148,911        25,000             6,866
George W. Chamillard.................... 1994    182,790    179,535        30,000            14,354
  Executive Vice                         1993    167,580     95,228        30,000            10,047
  President                              1992    163,590     84,653        16,000             6,719
George V. d'Arbeloff.................... 1994    175,818    142,436        22,000            15,022
  Vice President                         1993    172,368    115,240        25,000             6,386
                                         1992    165,984    102,987        16,000            --

[FN]
- ---------------

(1) The amounts in the "Salary" column represent the annual base salary for each of the named officers, which is paid monthly.

(2) The amounts in the "Bonus" column represent the Variable Compensation earned in 1994 pursuant to the Corporation's Cash Compensation Plan and Cash Profit Sharing Plan.

(3) The named executive officers have not as of December 31, 1994 received from the Corporation any grants of restricted stock as compensation.

(4) The amounts in the "All Other Compensation" column represent the matching contributions that the Corporation makes to the Savings Plan and Supplemental Savings Plan.

     The following table provides information with respect to stock option grants by the Corporation to the named executive officers in 1994. The Corporation did not grant any stock appreciation rights to the named executive officers in 1994.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZED
                                                                                           VALUE AT ASSUMED
                                            PERCENTAGE OF                                ANNUAL RATES OF STOCK
                               NUMBER OF    TOTAL OPTIONS                                 PRICE APPRECIATION
                              SECURITIES      GRANTED TO                                 OVER THE OPTION TERM
                              UNDERLYING      EMPLOYEES       EXERCISE                            (2)
                                OPTIONS       IN FISCAL        PRICE      EXPIRATION     ---------------------
NAME                           GRANTED(1)         YEAR        ($/SHARE)       DATE           5%          10%
- ----                          -----------   --------------   ----------   ----------     --------     --------
Alexander V. d'Arbeloff.....     40,000          4.36%         $25.75       8/03/99      $284,570     $628,825
Owen W. Robbins.............     30,000          3.27%         $25.75       8/03/99      $213,427     $471,618
James A. Prestridge.........     30,000          3.27%         $25.75       8/03/99      $213,427     $471,618
George W. Chamillard........     30,000          3.27%         $25.75       8/03/99      $213,427     $471,618
George V. d'Arbeloff........     22,000          2.40%         $25.75       8/03/99      $156,513     $345,853

[FN]
- ---------------
(1) Stock options were granted under the Corporation's 1991 Plan at an exercise price equal to the fair market value of the Corporation's Common Stock on the date of grant. The options have a term of five years from the date of grant. The options become exercisable as follows: 20% on the date of grant and, following the first year of grant, 20% on an annual basis.

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) of the Corporation's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Corporation's estimate of future stock price increases. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Corporation's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

     The following table provides information on stock option exercises in fiscal 1994 by the named executive officers and the value of such officers' unexercised options at December 31, 1994.

         AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                 SHARES
                                ACQUIRED                  NUMBER OF SECURITIES
                                  UPON                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                 OPTION                      OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                EXERCISE                    DECEMBER 31, 1994             DECEMBER 31, 1994
                                 DURING      VALUE     ---------------------------   ---------------------------
NAME                              1994      REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ----                            ---------   --------   -----------   -------------   -----------   -------------
Alexander V. d'Arbeloff.......         0    $      0     117,000         83,000      $ 2,447,125    $ 1,156,625
Owen W. Robbins...............    42,000    $867,350      34,600         59,400      $   506,900    $   810,350
James A. Prestridge...........    22,000    $476,750      44,600         59,400      $   776,900    $   810,350
George W. Chamillard..........    20,000    $384,200      36,400         51,600      $   622,150    $   665,150
George V. d'Arbeloff..........     6,400    $120,400      24,000         42,200      $   349,400    $   567,125

RETIREMENT BENEFITS

     The Corporation has established a Retirement Plan for the purpose of providing a lifetime annual income upon retirement to substantially all employees, including officers, of the Corporation and its United States subsidiaries. Membership in the Retirement Plan begins after one year of employment with the Corporation. The Retirement Plan provides for credit toward retirement income for years of employment with the Corporation prior to January 1, 1994 based upon a formula tied to average compensation from 1989 to 1993. For years of service after December 31, 1993, credit towards retirement income is determined on a yearly basis and is equal to the sum for each year of credited service under the Retirement Plan of (1) .75% of the employee's compensation for the year which is under the defined covered compensation for the year and (2) 1.5% of the amount of the employee's compensation for the year that exceeds the covered compensation for the year. The covered compensation under the Retirement Plan is based on the average of the social security wage basis in effect during the thirty-five years up to and including normal retirement age. However, federal tax law limitations on the total amount of benefits which a participant may receive under qualified retirement plans may limit some participants' benefits under the Retirement Plan.

     Under the Retirement Plan, for participants employed by the Corporation on or after January 1, 1989, accumulated annual retirement income vests partially after three years of service with the Corporation and becomes fully vested after seven years of service or upon normal, early or disability retirement. Benefits are payable in the form of an annuity either at normal retirement age, upon early retirement or upon disability. The Retirement Plan also provides for certain benefits to a surviving spouse.

     The Corporation also maintains the Teradyne, Inc. Supplemental Executive Retirement Plan (the "SERP"). Under the SERP, annual pensions for Messrs. Alexander d'Arbeloff, Robbins, Prestridge, George d'Arbeloff, Chamillard and other senior managers are computed based on model compensation. See discussion of model compensation under Management and Compensation Development Committee Report. The pension formula is identical to that of the qualified plan, except an employee's annual pension is based on the average of the employee's last five years of model compensation. The resulting benefit is reduced by the benefit received from the qualified Retirement Plan.

     The following table shows the estimated annual benefits payable to covered participants in the United States upon retirement at age 65 under both the Retirement Plan and the SERP. The amounts shown are computed on a single life annuity basis and are not subject to deductions for Social Security benefits or other amounts. Remuneration for purposes of the table is based upon an employee's average model compensation for the five year period preceding retirement.

                                                    PENSION PLAN TABLE

                                                                    YEARS OF SERVICE
                                        -------------------------------------------------------------------------
REMUNERATION                               10           15           20           25           30           35
- ------------                            --------     --------     --------     --------     --------     --------
$50,000.............................    $  5,600     $  8,500     $ 11,300     $ 14,100     $ 17,000     $ 19,800
100,000.............................      13,100       19,700       26,300       32,900       39,500       46,100
150,000.............................      20,600       31,000       41,300       51,600       62,000       72,300
200,000.............................      28,100       42,200       56,300       70,400       84,500       98,600
250,000.............................      35,600       53,500       71,300       89,100      107,000      124,800
300,000.............................      43,100       64,700       86,300      107,900      129,500      151,100
350,000.............................      50,600       76,000      101,300      126,600      152,000      177,300
400,000.............................      58,100       87,200      116,300      145,400      174,500      203,600
450,000.............................      65,600       98,500      131,300      164,100      197,000      229,800
500,000.............................      73,100      109,700      146,300      182,900      219,500      256,100
550,000.............................      80,600      121,000      161,300      201,600      242,000      282,300
600,000.............................      88,100      132,200      176,300      220,400      264,500      308,600
650,000.............................      95,600      143,500      191,300      239,100      287,000      334,800
700,000.............................     103,100      154,700      206,300      257,900      309,500      361,100
750,000.............................     110,600      166,000      221,300      276,600      332,000      387,300

     The executive officers named in the Summary Compensation Table have been credited as of January 1, 1995 with the following years of service: Mr. Alexander d'Arbeloff, 34 years; Mr. Robbins, 24 years; Mr. Prestridge, 25 years; Mr. George d'Arbeloff, 28 years; and Mr. Chamillard, 25 years.

            MANAGEMENT COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

OVERVIEW AND PHILOSOPHY

     The Corporation's executive compensation program is administered by the Management Compensation and Development Committee of the Board of Directors (the "Compensation Committee"), which is composed entirely of non-employee directors. The Compensation Committee is responsible for developing and making recommendations to the Board of Directors with respect to the Corporation's compensation policies. In addition, the Compensation Committee, pursuant to authority delegated by the Board of Directors, determines on an annual basis the compensation to be paid and stock option awards to be made to each of the executive officers.

     The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that assist the Corporation in attracting and retaining qualified executives. In setting compensation levels for executive officers, the Compensation Committee takes into account such factors as: the Corporation's past history and future expectations; the general and industry-specific business environment; annual and long-term performance goals; and corporate and group performance.

EXECUTIVE OFFICER COMPENSATION PROGRAM

     The Corporation's executive officer compensation program consists of compensation received pursuant to the Corporation's Cash Compensation Plan, long-term incentive compensation in the form of stock options, Cash Profit Sharing Plan and various benefits, including medical, savings and retirement plans generally available to employees of the Corporation.

     Under the Corporation's Cash Compensation Plan, the Compensation Committee assigns to each senior employee of the Corporation, including all executive officers, at the beginning of each year, a "model compensation" amount. The model compensation amount is based on salary surveys of similarly sized electronics companies, and on an as adjusted basis, larger sized companies, some of which are represented in the S&P High Technology Composite Index appearing in the Performance Graph on page 14 herein. The model compensation amount is consistent with the Corporation's internal compensation structure.


     Once model compensation for each participant has been determined, the actual cash compensation paid to each employee under the Cash Compensation Plan is comprised of two components: (1) a fixed monthly salary and (2) an annual variable amount based upon overall corporate and group performance (referred to herein as "Variable Compensation"). The fixed salary amount is set at a level which is below the model compensation, and the variable portion is based upon factors which, if achieved, would entitle the employee to reach or exceed model compensation. The Corporation's goal, however, is to pay each employee his or her model compensation over time.

     The amount of Variable Compensation each participant receives is a function of four factors:

          (A) The employee's base annual salary as of the end of the preceding year;

          (B) Overall corporate performance versus goal;

          (C) Performance of the individual business groups versus goal; and

          (D) The employee's "variable compensation factor," which is determined by the Compensation Committee on the basis of responsibility and experience level.

     An employee's "variable compensation factor" is a percentage of his or her base annual salary starting at 10% for new participants. At greater levels of responsibility and experience, the variable compensation factor may increase to more than 100% of base annual salary. An employee's model compensation is set assuming a 50% payout of the variable compensation factor. Accordingly, in a given year an employee may achieve more or less than his or her model compensation depending on corporate and business group performance.

     At year end, the Compensation Committee evaluates the Corporation's overall performance versus goal and each individual group's performance versus goal. Given the dynamics of the business, the Corporation's Cash Compensation Plan relies heavily on the Compensation Committee's subjective judgment of performance.

     Specifically for 1994, in determining Variable Compensation payouts, the Compensation Committee took the following factors into consideration in evaluating both overall corporate performance and the performance of the Corporation's individual business groups: (1) the extent to which quantitative and qualitative plans were met for the year, with a particular emphasis on profitability, growth of sales, growth of bookings, and increase in market share; (2) the extent to which each business group became a role model in the implementation of "Total Quality Management"; (3) the extent to which the financial results for the year were consistent with the Corporation achieving its mid-term business plan; and (4) whether each group was in a stronger strategic position at the end of the year than at the beginning. The Compensation Committee generally weighs each of the four factors equally in setting Variable Compensation amounts, although for the last three fiscal years the Compensation Committee has viewed factor (1) referred to above as the most important factor in setting Variable Compensation amounts as the Corporation has put increasing emphasis on profit discipline. The factors are reviewed by the Compensation Committee based upon the performance of the business group in which each executive officer serves rather than upon the individual performance of the executive officer. In 1994, the range of total cash compensation to model compensation for all executive officers was from 110% of model compensation to 128.5% of model compensation.

     The Corporation's stock option program is the Corporation's long-term incentive plan for employees, including executive officers. The objectives of the program are to align executive return with shareholder return and to create and implement a program which will attract and retain talented employees and executives. Stock options are awarded annually to employees, including the Chief Executive Officer, based upon an employee's relative contribution and responsibility within the Corporation. The factors taken into account by the Compensation Committee in determining each executive officer's relative contribution and responsibility within the Corporation include: the executive officer's level of model compensation, the executive officer's position, the responsibilities currently being performed by the executive officer, and the responsibilities expected to be performed by the executive officer. The individual factors are reviewed subjectively by the Compensation Committee when determining stock option awards for each executive officer. The Corporation conducts surveys of various companies, some of which appear in the Performance Graph's S&P High Technology Composite Index, to verify that the relative percentages of stock options granted to its employees, its Chief Executive Officer and its other executive officers, are consistent with high technology industry practice, are within the range of stock options granted by the surveyed companies, and are competitive with the relative percentages of stock options granted by the surveyed companies.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. d'Arbeloff's cash compensation for 1994 awarded pursuant to the Corporation's Cash Compensation Plan was $639,168, which is approximately 28.5% more than Mr. d'Arbeloff's 1994 model compensation of $497,265. Mr. d'Arbeloff's 1994 cash compensation awarded pursuant to the Corporation's Cash Compensation Plan is a 13.8% increase over his 1993 cash compensation. Mr. d'Arbeloff's fixed salary amount was $294,546 for 1994 and was set by the Compensation Committee, in conjunction with his "model compensation" amount, based upon salary surveys of chief executive officers for similarly sized electronics companies. Mr. d'Arbeloff's Variable Compensation payout was $344,622 for 1994. Mr. d'Arbeloff's Variable Compensation payouts are determined based upon the same factors as the Corporation's other executive officers who have general responsibilities within the Corporation rather than responsibilities for one specific business group within the Corporation. Each of such executive officer's Variable Compensation payout is based 50% upon the performance of the Corporation as a whole and 50% upon the average of the performances of each of the individual business groups within the Corporation. Mr. d'Arbeloff also received cash compensation in the amount of $33,971 in 1994 pursuant to the Corporation's Cash Profit Sharing Plan. Cash compensation awards under such plan, which are calculated pursuant to a uniform formula based on a percentage of the recipient's salary, are generally made to all employees of the Corporation on an equal basis.

     The stock options granted to Mr. d'Arbeloff during fiscal 1994 are consistent with the design of the overall program and are shown in the Summary Compensation Table above. Mr. d'Arbeloff's 40,000 shares, which represented 4.36% of the total option shares awarded to all employees during fiscal 1994, placed him at the median of the external surveys. In assessing Mr. d'Arbeloff's individual performance for the year for purposes of his stock option awards, the Compensation Committee concluded that, on balance, Mr. d'Arbeloff had achieved overall positive results for the individual factors for which he was evaluated. A general description of these factors is detailed above under the description of the Corporation's stock option program. Although the aggregate number of stock options awarded to Mr. d'Arbeloff for fiscal 1994 was less than the aggregate number of stock options awarded to him for fiscal 1993, Mr. d'Arbeloff's percentage of the total stock options awarded to all employees of the Corporation actually increased.
                                              MANAGEMENT COMPENSATION AND
                                                 DEVELOPMENT COMMITTEE

                                                 Edward L. Artzt
                                                 Dwight H. Hibbard
                                                 Franklin P. Johnson, Jr.
                                                 Richard J. Testa

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

     Messrs. Artzt, Hibbard, Johnson and Testa comprise the Compensation Committee. Richard J. Testa is a member of the law firm Testa, Hurwitz & Thibeault in Boston, Massachusetts. Such law firm served as general counsel for the Corporation during the fiscal year 1994 and the Corporation expects to retain the services of such firm for the fiscal year 1995.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On March 15, 1994, Joseph B. Lassiter, III resigned from his office as a Vice President of the Corporation. Pursuant to the terms of an agreement, the Corporation continued to pay Mr. Lassiter as an employee at his 1994 model compensation rate of $19,076 per month through August 22, 1994, and at the rate of $1,000 per month thereafter through March 31, 1995. The Corporation also agreed to continue Mr. Lassiter's eligibility to participate in the Corporation's health, savings, and pension plans through December 10, 1994.

                            PERFORMANCE GRAPH (1)(2)

     The following graph compares the change in the Corporation's cumulative total shareholder return in its Common Stock with the Standard & Poor's 500 Index and the Standard & Poor's High Technology Composite Index. The comparison assumes $100.00 was invested on December 31, 1989 in the Corporation's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

                                                                  S & P High
                                                                  Technology
      Measurement Period           Teradyne,       S & P 500       Composite
    (Fiscal Year Covered)            Inc.            Index           Index
1989                               100.00           100.00          100.00
1990                                63.64            96.89          102.10
1991                               144.32           126.28          116.50
1992                               139.77           135.88          121.35
1993                               252.27           149.52          149.25
1994                               307.95           151.55          173.98

[FN]
- ---------------

(1) This graph is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used on the graph was obtained from Hewitt Associates, a source believed to be reliable, but the Corporation is not responsible for any errors or omissions in such information.

            PROPOSAL TO AMEND THE RESTATED ARTICLES OF ORGANIZATION

     The Board of Directors has voted to recommend to the shareholders that the Corporation amend the Corporation's Restated Articles of Organization to increase the number of authorized shares of Common Stock, par value $.125 per share, from 75,000,000 shares to 125,000,000 shares (the "Amendment").


     If the Amendment is approved and after giving effect to shares reserved for issuance under the Corporation's stock plans, the Board of Directors will have the authority to issue 80,789,877 (as of April 7, 1995) shares of Common Stock without further shareholder approval. The Board of Directors of the Corporation believes that the increase in the number of authorized shares of Common Stock is in the best interests of the Corporation and its shareholders. The Board of Directors believes that the authorized number of shares of Common Stock should be increased to provide sufficient shares for such corporate purposes as may be determined by the Board of Directors to be necessary or desirable, which may include, without limitation, facilitating broader ownership of the Corporation's Common Stock by effecting a stock split or issuing a stock dividend, raising capital or acquiring property through the sale of stock, or attracting or retaining valuable employees by the issuance of stock options. The Corporation at present has no commitments, agreements or undertakings obligating the Corporation to issue any such additional shares (other than pursuant to the Rights Agreement dated as of March 14, 1990); however, the Board of Directors considers the authorization of additional shares of Common Stock advisable to ensure prompt availability of shares for issuance should the occasion arise.


     Under Massachusetts law, the Board of Directors generally may issue authorized but unissued shares of Common Stock without shareholder approval. The Board of Directors does not currently intend to seek shareholder approval prior to any future issuance of additional shares of Common Stock, unless shareholder action is required in a specific case by applicable law, the rules of any exchange or market on which the Corporation's securities may then be listed, or the articles of organization or by-laws of the Corporation then in effect. Frequently, opportunities arise that require prompt action, and the Corporation believes that the delay necessitated for shareholder approval of a specific issuance could be to the detriment of the Corporation and its shareholders.

     The additional shares of Common Stock authorized for issuance pursuant to the Amendment will have all the rights and privileges which the presently outstanding shares of Common Stock possess. The increase in authorized shares would not affect the terms or rights of holders of existing shares of Common Stock. All outstanding shares would continue to have one vote per share on all matters to be voted on by the shareholders, including the election of directors.

     The authorized but unissued shares of Common Stock could be used to make a change in control of the Corporation more difficult. For example, such shares could be sold to purchasers who might side with the Board of Directors in opposing a takeover bid that the Board determines not to be in the best interests of the Corporation and its shareholders. Such a sale could have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of the Corporation's Common Stock, to acquire control of the Corporation, since the issuance of new shares could be used to dilute the stock ownership of such person or entity. The Corporation is not aware, however, of any pending or threatened efforts to obtain control of the Corporation.

     Approval of the Amendment to increase the number of authorized shares of Common Stock will require the affirmative vote of at least a majority of all outstanding shares of the Corporation's Common Stock. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT.

                     RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected the firm of Coopers & Lybrand L.L.P., independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 1995. Coopers & Lybrand L.L.P. has served as the Corporation's auditors since 1968. It is expected that a member of the firm will be present at the Annual Meeting of Shareholders with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS SELECTION.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended for inclusion in the proxy statement to be furnished to all shareholders entitled to vote at the next annual meeting of the Corporation must be received at the Corporation's principal executive offices not later than December 23, 1995. In order to minimize controversy as to the date on which a proposal was received by the Corporation, it is suggested that proponents submit their proposals by Certified Mail -- Return Receipt Requested.

                           EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Corporation, and in addition to soliciting shareholders by mail through its regular employees, the Corporation may request banks and brokers to solicit their customers who have stock of the Corporation registered in the names of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Corporation may also be made of some shareholders in person or by mail, telephone or telegraph following the original solicitation.

                                                          TERADYNE, INC.

                                             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                                                           MAY 24, 1995

P                                               SOLICITED BY THE BOARD OF DIRECTORS
R
0       The undersigned hereby appoints ALEXANDER V. D'ARBELOFF and RICHARD J. TESTA, and each or both of them, proxies, with full
X  power of substitution to vote all shares of stock of the Corporation which the undersigned is entitled to vote at the Annual
Y  Meeting of Shareholders of Teradyne, Inc. to be held on Wednesday, May 24, 1995, at 10:00 A.M., at The First National Bank of
   Boston, 100 Federal Street (First Floor), Boston, Massachusetts, and at any adjournments thereof, upon matters set forth in the
   Notice of Annual Meeting of Shareholders and Proxy Statement dated April 20, 1995, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.



                                                                                                                 ------------------
                                            CONTINUED AND TO BE SIGNED ON REVERSE SIDE                               SEE REVERSE
                                                                                                                         SIDE
                                                                                                                 -------------------


       Please mark
/ X /  votes as in
       this example.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO
DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF CLASS III DIRECTORS AND
FOR THE PROPOSALS IN ITEMS 2 AND 3.

1. To elect three members to the Board of Directors to
serve for a three-year term as Class III Directors.                  2. To amend the Restated         FOR      AGAINST      ABSTAIN
                                                                        Articles of Organization.     / /        / /         / /
 NOMINEES: J.P. Mulroney, O.W. Robbins and
           R.J. Testa                                                3. To ratify the selection of
             FOR               WITHHELD                                 Coopers & Lybrand L.L.P. as
             / /                 / /                                    auditors for the fiscal year  / /       / /         / /
                                                                        ending December 31, 1995.
- ---------------------------------------------------------
*INSTRUCTION:  To withhold your vote for any nominee                      MARK HERE                            MARK HERE
               strike a line through their name                          FOR ADDRESS / /                      IF YOU PLAN  / /
               and check the box above.                                  CHANGE AND                           TO ATTEND
                                                                        NOTE AT LEFT                         THE MEETING


                                                                    (Please sign exactly as your name appears hereon. If signing as attorney, executor, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign.
                                                                    Please read reverse side before signing)

                                                                    Signature:__________________________________Date_______________

                                                                    Signature:__________________________________Date_______________
